Contact: Thomas E. Vessey
President & CEO
Telephone: (909) 798-3611
FAX: (909) 798-1872
e-mail: tvessey@1stcent.com	EXHIBIT 99.5
PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD FIRST QUARTER EARNINGS                        www.1stcent.com

Redlands, California—April 22, 2005- 1st Centennial Bancorp (OTCBB: FCEN) today announced first quarter operating results. The Company reported earnings for the quarter ending March 31, 2005 of $1.010 million, compared to earnings of $582,000 for the first quarter 2004, representing a 74%, or $428,000 increase. Basic earnings per share1  were 49 cents for the current quarter compared to 29 cents for the same period last year. There were 2,080,683 shares outstanding for the first quarter of 2005 compared to 2,026,642 shares for the first quarter of 20041. The difference of 54,041 is primarily attributed to the exercise of stock options by employees. Return on average assets and return on average equity for first quarter 2005 were 1.09% and 14.24%, annualized, respectively, compared to 0.85% and 9.40%, annualized, respectively, for the same period in 2004. Total assets reached a record high of $386.2 million at March 31, 2005, up from $284.3 million at March 31, 2004. Average assets increased $98.7 million, or 36% from $272.9 million to $371.6 million from March 2004 to March 2005.

Total loans, net of deferred fees and cost increased $120.8 million, or 55% from $218.6 million to $339.4 million from March 2004 to March 2005. Deposits, at $303.7 million, represent an increase of $69.8 million, or 30% from $233.9 million for the same period last year. The growth in assets and loans was due to the continued successful deployment of our business development efforts within ,the marketplaces we serve. The growth in deposits was primarily due to a promotional money market account and brokered deposits. The increase in earnings exceeded management’s expectations, and is due to strong loan demand in the market sectors we serve. The increase in return on average assets and return on average equity for the quarter ended March 31, 2005 when compared to the same period in 2004 is due in part, to the increase in interest income as a result of growth in average interest earning assets.

Thomas E. Vessey, President and Chief Executive Officer, stated, “We are proud to report the highest first quarter earnings in the history of the Company. The increased income is a direct result of management’s financial strategy of quality loan and deposit growth, along with capitalizing on the benefits of enhanced ancillary banking products and services.”

 In February 2005, the Company announced that the Board had approved a 7% stock dividend to shareholders of record March 15, 2005, and payable April 15, 2005, adding approximately 136,000 more shares of FCEN. Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence in us.  The dividend reflects the on-going success of the Bank and rewards shareholders for their continued support.”

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1 Adjusted for the 7% stock dividend declared to shareholders of record on March 15, 2005, and distributed April 15, 2005.

1 st Centennial Bancorp and Subsidiaries
Consolidated Statements Of Condition (Unaudited)

	2005	2004
	(In thousands, except per share data)
Assets:
Cash and due from banks	$8,402	$12,833
Federal funds sold	1,510	970
Total cash and cash equivalents	9,912	13,803

Interest-bearing deposits in financial institutions	3,189	4,728
Investment securities, available for sale	16,964	32,792
Stock investments restricted, at cost	2,367	1,356
Loans, net of deferred fees and cost	339,396	218,588
Allowance for loan losses	(4,488)	(2,449)
Net loans	334,908	216,139
Accrued interest receivable	1,361	675
Premises and equipment, net	3,478	2,472
Goodwill	4,180	4,180
Cash surrender value of life insurance	6,544	6,292
Other assets	3,266	1,822

Total Assets	$386,169	$284,259

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$93,401	$74,549
Interest-bearing deposits	210,338	159,375

Total deposits	303,739	233,924

Accrued interest payable	198	147
Federal funds purchased	3,200	—
Borrowings from federal home loan bank	34,000	10,000
Other Liabilities	2,754	1,834
Subordinated notes payable to subsidiary trusts	13,151	13,151

Total Liabilities	357,042	259,056

Shareholders' Equity:

Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 2,080,683 and 2,026,642 shares at March 31, 2005 and 2004 respectively (1)	21,407	20,679
Retained earnings	7,705	4,274
Accumulated other comprehensive income	15	250

Total Shareholders' Equity	29,127	25,203

Total Liabilities and Shareholders' Equity	$386,169	$284,259

1 st Centennial Bancorp and Subsidiaries
Consolidated Statements Of Earnings (Unaudited)
	3 Months Ended March 31
	2005	2004
Interest income:
Interest and fees on loans	$7,000	$4,575
Deposits in financial institutions	39	52
Federal funds sold	11	4
Investments
Taxable	139	298
Tax-exempt	41	47
Total interest income	7,230	4,976

Interest expense:

Interest bearing demand and savings deposits	352	124
Time deposits $100,000 or greater	275	181
Other time deposits	205	121
Interest expense on borrowed funds	398	170

Total interest expense	1,230	596

Net interest income	6,000	4,380

Provision for loan losses	350	428

Net interest income after provision for loan losses	5,650	3,952

Noninterest income:

Customer service fees	321	280
Gains and commissions from sale of loans	55	212
Other income	538	348

Total noninterest income	914	840

Noninterest expense:

Salaries and employee benefits	2,958	2,409
Net occupancy expense	447	357
Other operating expense	1,528	1,135

Total noninterest expense	4,933	3,901

Income before provision for income taxes	1,631	891

Provision for income taxes	621	309

Net income	$1,010	$582

Basic earnings per share (1)	$0.49	$0.29

Diluted earnings per share (1)	$0.45	$0.27

1 Adjusted for the 7% stock dividend declared to shareholders of record on March 15, 2005, and distributed April 15, 2005.